Ex. 99.1

Energy Conversion Devices Announces Executive Appointments

Multi-Plant Photovoltaic Expansion Strategy and Increased

Development Activities Lead to Organizational Changes

Rochester Hills, Mich., June 5, 2006 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER) today announced several executive appointments in conjunction with its multi-plant photovoltaic expansion strategy, the expected growth in the hydrogen storage business, and increasing development activity at ECD Ovonics:

•	Sanjeev Kumar has been appointed Vice President and Chief Financial Officer of ECD Ovonics
•	Jay B. Knoll has been appointed Vice President and General Counsel of ECD Ovonics
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Stephan W. Zumsteg has been appointed Vice President and Chief Financial Officer of United Solar Ovonic. Mr. Zumsteg joined ECD Ovonics in March 1997 and was appointed Vice President and Chief Financial Officer in 2001

•	Roger John Lesinski, ECD Ovonics General Counsel since January 1994, has been appointed Vice President and Chief Legal Officer of United Solar Ovonic

As growth in product demand drives the expansion program at United Solar Ovonic, there are increasing needs in both the financial and legal areas of the photovoltaic (PV) business. Both Messrs. Zumsteg and Lesinski have extensive experience and knowledge about United Solar Ovonic, having been involved with the formation of the PV joint venture in April 2000 and the subsequent purchase and consolidation as a wholly owned subsidiary of ECD Ovonics in May 2003. Both men are familiar with the Machine Division’s plan to manufacture multi-machines on a continuous production basis. With their knowledge and background now focused on photovoltaics, ECD expects to be able to accelerate its plan to expand United Solar Ovonic’s manufacturing capacity to 300MW by 2010.

Sanjeev Kumar, ECD Ovonics’ new Vice President and Chief Financial Officer (CFO), has extensive experience in the field of energy. He spent almost nine years with Occidental Petroleum Corporation in Los Angeles and was an entrepreneur in fuel cell technology. Most recently, he was the CFO for Rutherford Chemicals, a New Jersey based company owned by a private equity firm. Previously, Mr. Kumar was the CFO for Rhodia Inc. in New Jersey. Mr. Kumar holds a B.A. in Business Administration and has

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an MBA from the University of Southern California. Mr. Zumsteg will work closely with Mr. Kumar and the ECD Ovonics financial staff.

Commenting on his appointment, Mr. Kumar stated, “The future for commercialization of alternate energy has never looked more promising and I believe ECD Ovonics is well positioned to be a world leader in developing the various technologies. I look forward to bringing my experience in this field and working with the superb management team at ECD Ovonics to help grow the company.”

Jay Knoll, ECD Ovonics’ new Vice President and General Counsel, is the former Vice President, General Counsel and Corporate Secretary of Collins & Aikman Corporation in Troy, Mich. He has also held positions at Lear Corporation, Covisint LLC, Visteon Corporation and Detroit Diesel Corporation. Mr. Knoll obtained his undergraduate degree from the University of Michigan and his J.D. degree from Wayne State University School of Law. Mr. Lesinski will work with Mr. Knoll on overall ECD Ovonics legal matters.

“Having followed ECD Ovonics for many years, I am excited now to be joining the company and look forward to contributing to its success as a member of the management team,” Mr. Knoll said.

Commenting on these new appointments, Robert C. Stempel, ECD Ovonics Chairman and CEO said, “The addition of Sanjeev Kumar and Jay Knoll to ECD Ovonics brings important experiences and will strengthen our growing company, while the strategic repositioning of Steve Zumsteg and Roger Lesinski to United Solar Ovonic will be valuable during this period of rapid expansion for photovoltaics.”

About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memor y, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications

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for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD is available at www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including its automatic shelf registration statement and related preliminary prospectus supplement, the company’s most recent Annual Report on Form 10-K and the company’s most recent Quarterly Report on Form 10-Q could impact any forward-looking statements contained in this rel ease.

Contact:

Ghazaleh Koefod – Investor Relations

Dick Thompson – Media Relations

Energy Conversion Devices, Inc.

248-293-0440